Exhibit 99.1

CONSOL Energy Announces the Nomination of Bernard Lanigan, Jr., Joseph P. Platt

and Edwin S. Roberson for Election to its Board of Directors

at its 2016 Annual Shareholders Meeting

PITTSBURGH (February 8)—CONSOL Energy Inc. (NYSE: CNX) announced today the nomination of Bernard Lanigan, Jr., Joseph P. Platt and Edwin S. Roberson to its Board of Directors for election at its annual meeting of shareholders scheduled for May 11, 2016. The other nominees include eight current members of the Board.

The company also announced today the election of William N. Thorndike, Jr. as Chairman of the Board effective immediately upon the conclusion of the annual meeting. J. Brett Harvey, current Chairman of the Board, has elected to retire and not stand for re-election at the annual meeting. The Board has appointed Mr. Harvey as Chairman Emeritus, in recognition of his many years of service to the company, as both Chairman and Chief Executive Officer. Philip W. Baxter and David C. Hardesty, Jr. have also elected to retire and not stand for re-election at the annual meeting.

“We are excited to announce the nomination of Bernie Lanigan, Joe Platt and Ed Roberson to our Board,” said Nicholas J. DeIuliis, Chief Executive Officer. “We reached out to our largest shareholders and asked them for names of qualified candidates for director and these gentlemen rose to the top of the list. We want to thank Brett, Phil and David for their many contributions to the company over the years, but with their retirements, we think we have found three candidates who will prove to be worthy successors. Bernie, Joe and Ed will bring considerable financial, strategic and public company board experience to join an already highly accomplished and experienced board.”

Bernard Lanigan, Jr.

Mr. Lanigan founded and has served as Chairman and Chief Executive Officer of Southeast Asset Advisors, Inc., a registered investment advisor and wealth management company, since 1991. He also founded and has served as Chairman of Lanigan & Associates, P.C., a certified public accounting and consulting firm, since 1974. Mr. Lanigan currently serves on the boards of directors of Ruby Tuesday, Inc. and Rayonier Inc., as well as various private companies and foundations. Mr. Lanigan previously served on the board of directors of Texas Industries, Inc. Mr. Lanigan is a graduate of Furman University and is a certified public accountant.

Mr. Lanigan has leadership experience with large, complex and diverse organizations, a strong background in financial, valuation, accounting and tax matters, as well as significant experience in strategic planning and risk assessment.

Joseph P. Platt

Mr. Platt is the general partner at Thorn Partners, LP, a family limited partnership, since 1997. Mr. Platt’s career at Johnson and Higgins, or J&H, a global insurance broker and employee benefits consultant, spanned 27 years, until 1997, when J&H was sold to Marsh & McLennan Companies.

At the time of the sale of J&H, Mr. Platt was an owner, director and executive vice president. Mr. Platt is on the board of directors of Greenlight Capital Re, Ltd., which provides a variety of custom tailored reinsurance solutions to the insurance, risk retention group, captive and financial marketplaces. He also serves as an independent director of BlackRock’s Open End & Liquidity Funds. Mr. Platt is active in the community, serving on the boards of a number of nonprofit organizations. He received his Bachelor of Arts degree from Manhattan College in 1968 and his Juris Doctor degree from Fordham University Law School in 1971. He also attended Harvard Business School’s Advanced Management Program in 1983. Mr. Platt is a member of the New York State Bar Association.

Mr. Platt brings to the Board significant financial, compensation and risk management expertise.

Edwin S. Roberson

Mr. Roberson currently serves as Chief Executive Officer of Christ Community Health Services, a health system providing high quality healthcare to the underserved in the Memphis community. Prior to that, Mr. Roberson served for several years as Chief Executive Officer of Novostem Therapeutics, Inc., a cancer research biotech firm, and Beacon Consulting LLC, a business consulting firm. From 1991 to 2006, he worked at Conwood LLC, the nation’s second-largest manufacturer of smokeless tobacco products and a major seller and distributor of tobacco products manufactured by third parties. There, he served in several roles, including Chief Financial Officer and, ultimately, President. After serving in the Army from 1969 to 1971, where he was awarded two Bronze Stars in Vietnam, Mr. Roberson began his professional career at KPMG, an international accounting and consulting firm, where he was a tax partner for many years until 1991. Mr. Roberson serves on the board of directors of several private corporations. He is also serving or has served as a board member for a number of educational, religious, civic and charitable organizations, including Duke University Divinity School and the Boy Scouts of America. He received a Master of Business Administration degree from the University of Georgia in 1972 and a Bachelor of Science degree in Business Administration from the University of North Carolina at Chapel Hill in 1968. Mr. Roberson is a certified public accountant.

Mr. Roberson brings to the Board significant leadership skills and financial and strategy expertise.

CONSOL Energy’s Annual Meeting of Shareholders

CONSOL Energy’s 2016 annual meeting of shareholders is scheduled for 10:00 a.m. (Eastern Time) on Wednesday, May 11, 2016 at the Hyatt Regency Pittsburgh International Airport, 1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231.

The other candidates for election to the Board of Directors at the meeting are: Nicholas J. DeIuliis, Alvin R. Carpenter, William E. Davis, Maureen E. Lally-Green, Gregory A. Lanham, John T. Mills, William P. Powell and William N. Thorndike, Jr.

This press release is not a proxy statement or a solicitation of proxies from the holders of common stock of CONSOL Energy. A solicitation of proxies in connection with the annual meeting will be made only by CONSOL Energy’s definitive proxy statement that will be mailed to all shareholders of record on the record date. CONSOL Energy will be filing a definitive proxy statement for the annual meeting with the Securities and Exchange Commission (SEC). Shareholders are urged to read the proxy statement and any other relevant documents filed or that will be filed with the SEC when they become available because they will contain important information. Shareholders will be able to receive the proxy statement and other relevant documents free of charge at the SEC’s website at http://www.sec.gov or from CONSOL Energy Investor Relations at 1000 CONSOL Energy Drive, Canonsburg, PA 15317.

About CONSOL Energy

CONSOL Energy Inc. (NYSE: CNX) is a Pittsburgh-based producer of natural gas and coal. The company is one of the largest independent natural gas exploration, development and production companies, with operations centered in the major shale formations of the Appalachian basin. CONSOL Energy deploys an organic growth strategy focused on rapidly developing its resource base. As of December 31, 2015, CONSOL Energy had 5.6 trillion cubic feet equivalent of proved natural gas reserves.

The company’s premium coals are sold to electricity generators and steel makers, both domestically and internationally. CONSOL Energy is a member of the Standard & Poor’s 500 Equity Index. Additional information may be found at www.consolenergy.com.

###

Investors:

Tyler Lewis at (724) 485-3157

tylerlewis@consolenergy.com

Robert Ferer at (724) 485-3158

robertferer@consolenergy.com

Media:

Brian Aiello at (724) 485-3078

brianaiello@consolenergy.com